Exhibit 99.1

Contacts: Melissa A. Waterhouse Chief Executive Officer (800) 227-1243, Ext 107

FOR IMMEDIATE RELEASE:

ABMC REPORTS FOURTH QUARTER AND YEAR END 2018 RESULTS

Kinderhook, N.Y., April 16, 2019 – American Bio Medica Corporation (OTCPK: ABMC) today announced financial results for the fourth quarter and year ended December 31, 2018.

Chief Executive Officer, Melissa A. Waterhouse stated, “Sales in 2018 were significantly impacted by the loss of a large government account in the last quarter of 2017. Going forward into 2019, we are seeing sales from the new contracts we signed in the latter part of 2018. In 2019, we also expect to expand the markets where we sell our oral fluid drug tests and we are already offering additional products via distribution relationships.”

Waterhouse continued, “Financial results in 2018 were also impacted by inventory disposals and further adjustments to our inventory reserve. From an expense perspective, we continued to maintain a reasonable level of expenses relative to sales; this will continue into 2019.”

Financial Highlights

●
Net sales in the fourth quarter of 2018 were $884,000, compared to $939,000 in the fourth quarter of 2017, a decrease of 5.9%. Net sales in 2018 were $3,872,000, compared to net sales of $4,914,000 in 2017, a decrease of 21.2%.

●
Operating loss was $348,000 in the fourth quarter of 2018, compared to an operating loss of $228,000 in the fourth quarter of 2017. Operating loss in 2018 was $762,000 compared to an operating loss of $311,000 in 2017.

●
Net loss was $413,000 in the fourth quarter of 2018, compared to a net loss of $292,000 in the fourth quarter of 2017. Net loss was $1,028,000 in 2018, compared to a net loss of $545,000 in 2017.

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits, primarily point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen®, Rapid ONE®, RDS® InCup®, Rapid TOX® and Rapid TOX Cup® II test for the presence or absence of drugs of abuse in urine, while OralStat® tests for the presence or absence of drugs of abuse in oral fluids. ABMC’s Rapid Reader® is a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2017, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

(financial tables follow)

American Bio Medica Corporation
Statements of Operation

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)

Net sales	$884,000	$939,000	$3,872,000	$4,914,000
Cost of goods sold	768,000	638,000	2,584,000	2,917,000
Gross profit	116,000	301,000	1,288,000	1,997,000
Operating expenses:
Research and development	29,000	23,000	93,000	117,000
Selling and marketing	111,000	149,000	545,000	680,000
General and administrative	324,000	357,000	1,412,000	1,511,000
Total operating expenses	464,000	529,000	2,050,000	2,308,000

Operating loss	(348,000)	(228,000)	(762,000)	(311,000)

Other income/(expense) - net	(64,000)	(63,000)	(264,000)	(234,000)

Net loss before tax	(412,000)	(291,000)	(1,026,000)	(545,000)

Income tax expense	(1,000)	(1,000)	(2,000)	0

Net loss	(413,000)	(292,000)	(1,028,000)	(545,000)

Basic & diluted loss per common share	$(0.01)	$(0.01)	$(0.03)	$(0.02)

Basic weighted average shares outstanding	30,451,758	29,211,454	30,115,063	29,211,454
Diluted weighted average shares outstanding	30,451,758	29,211,454	30,115,062	29,211,454

(Balance Sheets follow)

American Bio Medica Corporation
Balance Sheets

	December 31,	December 31,
	2018	2017
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$113,000	$36,000
Accounts receivable, net of allowance for doubtful accounts of $36,000 at December 31, 2018 and $52,000 at December 31, 2017	452,000	348,000
Inventory, net of allowance of $268,000 at December 31, 2018 and $500,000 at December 31, 2017	1,019,000	1,473,000
Prepaid expenses and other current assets	29,000	97,000
Total current assets	1,613,000	1,954,000
Property, plant and equipment, net	718,000	792,000
Patents, net	123,000	109,000
Other assets	21,000	21,000
Deferred finance costs – line of credit, net	0	15,000
Total assets	$2,475,000	$2,891,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$359,000	$374,000
Accrued expenses and other current liabilities	449,000	311,000
Wages payable	278,000	259,000
Line of credit	502,000	446,000
Current portion of long-term debt	237,000	87,000
Total current liabilities	1,825,000	1,477,000
Other liabilities/debt	7,000	19,000
Long term debt, net of current portion & deferred finance costs	789,000	772,000
Total liabilities	2,621,000	2,268,000

Stockholders' Equity:
Common stock	323,000	298,000
Additional paid-in capital	21,404,000	21,170,000
Accumulated deficit	(21,873,000)	(20,845,000)
Total stockholders’ equity	(146,000)	623,000
Total liabilities and stockholders' equity	$2,475,000	$2,891,000

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